Exhibit 99.1
Cadence Signs Letter of Intent to Merge with Aurora Energy
Friday November 19, 9:57 am ET

WALLA WALLA, Wash., Nov. 19, 2004 (PRIMEZONE) -- Cadence Resources Corporation (OTC BB:CDNR.OB - News) is pleased to announce that the Company has signed a letter of intent establishing a 60 day exclusivity period in order to conduct due diligence and negotiate terms for acquisition of all of the outstanding shares of Aurora Energy, Ltd., a privately held company based in Traverse City, Michigan in exchange for shares of common stock of Cadence. The exchange ratio is to be negotiated during the exclusivity period.

Under the terms of the agreement, Cadence also would purchase 300,000 units of Aurora at $2.50 per unit consisting of one share of common stock and a four-year warrant to acquire one share of Aurora at $3.50 per share. During the period of exclusivity, the parties will prepare and negotiate final terms of a definitive merger agreement and continue exchanging engineering evaluation materials, geologic data, financial data and other information. During the exclusivity period, Aurora has agreed not to solicit, or enter into, a transaction for sale of Aurora or its assets with any other party.

Upon signing of the merger agreement it is anticipated that the three largest shareholders of Aurora will immediately exchange 90% of their Aurora shareholdings for Cadence shares and the balance of the outstanding Aurora shares will be acquired and exchanged upon the effectiveness of a registration statement with the Securities and Exchange Commission and other regulatory bodies.

Aurora Energy is a major holder of oil and gas leases in the well-known Antrim Shale natural gas trend in Michigan and also has holdings of over 400,000 acres in the New Albany Shale gas trend in Southern Indiana. Aurora currently has six joint ventures active on its acreage which includes agreements with Samson Resources, El Paso Natural Gas (NYSE:EP - News), Forest Oil (NYSE:FST - News), and three others.

"We believe Aurora Energy is currently positioned to become one of the largest players in the shale gas market," said Howard Crosby, President of Cadence. "We are looking forward to joining with them in the next phase of developing their outstanding acreage package. Furthermore, we believe the development projects of Cadence, which are focused on oil reserve development, will greatly complement the Aurora land holdings resulting in a company with outstanding commodity and geographic diversity."

It is envisioned by the companies that upon a successful completion of the merger the main office of the Company will be relocated to Traverse City, Michigan, the current headquarters of Aurora. It is also anticipated that current Aurora Board members will occupy a majority of the Board seats, and Mr. William Deneau, currently the CEO of Aurora, will become the CEO of the combined entity.

Under the terms of the letter of intent, the principal stockholders of Cadence would provide proxies covering their Cadence shares to Aurora management for 36 months, and 90% of the shares owned by the principal insider stockholders of Cadence and Aurora would be subject to a 36 month lockup.

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Certain statements contained herein may contain forward-looking  statements that involve risks and uncertainties. Therefore, actual results may differ materially from those projected or implied. As a result, these forward-looking statements represent the Company's best judgment as of the date of this news release.

For further information, please contact Howard Crosby at (509) 526-3491, or John
P. Ryan at (843) 842-4048.